Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Rex Energy Corporation (No. 333-174741) and the Registration Statement on Form S-8 of Rex Energy Corporation (No. 333-146648) of our report dated March 3, 2011, with respect to our audit of the consolidated financial statements (before the effects of the retrospective adjustments to the disclosures for a change in the composition of reportable segments discussed in Note 3 to the consolidated financial statements) of Rex Energy Corporation for the year ended December 31, 2010, included in this Annual Report for the year ended December 31, 2012. We further consent to the reference to this firm under the heading “Experts” in such registration statements.

/S/ MALIN, BERGQUIST & COMPANY, LLP
Malin, Bergquist & Company, LLP

Pittsburgh, Pennsylvania

March 14, 2013